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                                                                     Exhibit 1.1

                          FORM OF REMARKETING AGREEMENT

          REMARKETING AGREEMENT, dated as of ___________ (the "Agreement") by and among BERKSHIRE HATHAWAY INC., a Delaware corporation (the "Company"), THE BANK OF NEW YORK, a New York banking corporation, not individually but solely as Indenture Trustee (the "Indenture Trustee"), SQUARZ Agent (the "SQUARZ Agent") and as attorney-in-fact of the Holders of SQUARZ, and [ ] (the "Remarketing Agent").

                                   WITNESSETH:

          WHEREAS, the Company issued (__________) SQUARZ (the "SQUARZ") under the SQUARZ Agreement, dated as of May 28, 2002, by and between the SQUARZ Agent and the Company (the "SQUARZ Agreement");

          WHEREAS, each SQUARZ represents the beneficial ownership interest in
(a) a 3.00% Senior Unsecured Note due 2007 (the "Note") of the Company with a principal amount of $10,000, (b) a warrant to purchase 0.1116 share of Berkshire Class A Common Stock or 3.3480 of Berkshire Class B Common Stock, at the holder's option, and (c) a pro rata amount of unmatured Initial Pledged Treasuries;

          WHEREAS, the Notes were issued pursuant to the Indenture, dated as of May 28, 2002, made by the Company to the Indenture Trustee, as trustee, as supplemented by the Officers' Certificate, dated as of May 28, 2002 (the "Officers' Certificate"), establishing the terms, provisions and conditions of the Notes;

          WHEREAS, the Notes forming a part of the SQUARZ and the Initial Pledged Treasuries have initially been pledged pursuant to the Pledge Agreement (the "Pledge Agreement"), dated as of May 28, 2002, by and among the Company, THE BANK OF NEW YORK, a New York banking corporation, as collateral agent (the "Collateral Agent"), and the SQUARZ Agent, to secure the obligations of Holders of SQUARZ to pay Underlying Warrant Installment Payments;

          WHEREAS, by the exercise of Underlying Warrants or the creation of Stripped SQUARZ, certain of the Notes are no longer held by the Collateral Agent but are held directly by the holders thereof;

          WHEREAS, the Remarketing Agent will attempt on the Remarketing Date to remarket all of the Notes, other than the Notes of Holders who elect not to participate in the Remarketing pursuant to the procedures set forth in Article VI of the SQUARZ Agreement and Article V of Exhibit A to the Officers' Certificate;

          WHEREAS, the Company has requested [                  ] to act as the
Remarketing Agent, and as such to perform the services described herein; and

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          WHEREAS, [                    ] is willing to act as the Remarketing
Agent and as such to perform such duties on the terms and conditions expressly set forth herein;

          NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

          Section 1. Definitions.

          Capitalized terms used and not defined in this Agreement, in the recitals hereto or in the paragraph preceding such recitals shall have the meanings assigned to them in the SQUARZ Agreement or, if not therein defined, the Pledge Agreement.

          Section 2. Appointment and Obligations of the Remarketing Agent.

          (a)  The Company hereby appoints [             ], and [            ]
hereby accepts such appointment, (i) as the Remarketing Agent to determine the Reset Rate in the manner provided for herein and in the Indenture and the SQUARZ Agreement (as in effect on the date of this Remarketing Agreement) with respect to the Notes, which Reset Rate shall, if applicable, not exceed the maximum rate permitted by applicable law, and (ii) as the exclusive Remarketing Agent (subject to the right of such Remarketing Agent to appoint additional remarketing agents hereunder as described below) to remarket the Notes to be included in the Remarketing on the Remarketing Date.

          (b) The Company agrees that the Remarketing Agent shall have the right, on 15 Business Days notice to the Company, to appoint one or more additional remarketing agents so long as any such additional remarketing agents shall be reasonably acceptable to the Company; provided, that, such appointment(s) shall not require the Company to pay, in the aggregate, a remarketing fee, whether to the Remarketing Agent, any such additional remarketing agent or otherwise, in excess of the remarketing fee payable by the Company to the Remarketing Agent under Section 4. Upon any such appointment, the parties shall enter into an appropriate amendment to this Agreement to reflect the addition of any such additional remarketing agent(s).

          (c) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Notes, and shall in no way be obligated to provide funds to make payment upon tender of Notes for Remarketing or to otherwise expend or risk their own funds or incur or be exposed to financial liability in the performance of their respective duties under this Agreement. Except for its obligations to repurchase the Notes pursuant to the Indenture, the Company shall not be obligated in any event to provide funds to make payment to the holders thereof upon delivery of Notes for Remarketing.

          Section 3. Remarketing Procedures.

          (a) (i) On the fourth Business Day (the "Reset Announcement Date") immediately preceding the Remarketing Date, the Remarketing Agent and the Company shall determine the Applicable Benchmark Treasury (as defined below) and the Remarketing Agent shall determine the reset spread (the "Reset Spread") to be added to the yield on the

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Applicable Benchmark Treasury to be used to determine the Reset Rate. The Reset
Rate on the Notes will be equal to the sum of the Reset Spread and the yield on the Applicable Benchmark Treasury in effect on the Remarketing Date. The Remarketing Agent shall establish the Reset Spread so that the Notes with the resulting Reset Rate are expected to have an approximate market value on the Remarketing Date of 100.125% of their principal amount, plus any accrued and unpaid interest.

                    (ii) The Company shall announce the Reset Spread and the Applicable Benchmark Treasury on the Reset Announcement Date, and cause a notice of the Reset Spread and the Applicable Benchmark Treasury to be published on the Business Day following the Reset Announcement Date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. The Company shall request, not later than seven nor more than 15 calendar days prior to the Reset Announcement Date, that DTC notify its participants holding the SQUARZ or the Notes of the Reset Announcement Date and of the procedures that must be followed if any owner of SQUARZ or Notes wishes to elect not to participate in the Remarketing.

                    (iii) The "Applicable Benchmark Treasury" means direct obligations of the United States, as agreed upon by the Company and the Remarketing Agent (which may be obligations traded on a when-issued basis only), having a maturity of six months. The yield for the Applicable Benchmark Treasury shall be the bid side yield displayed at 10:00 a.m., New York City time, on the Remarketing Date in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the Remarketing Agent (after consultation with the Company), no longer an appropriate system from which to obtain the yield, such other nationally recognized quotation system as, in the opinion of the Remarketing Agent (after consultation with the Company), is appropriate). If this yield is not so displayed, the yield for the Applicable Benchmark Treasury will be, as calculated by the Remarketing Agent, the yield to maturity for the Applicable Benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 a.m., New York City time, on the Remarketing Date of three leading United States government securities dealers selected by the Remarketing Agent (after consultation with the Company) (which may include the Remarketing Agent or an affiliate thereof).

          (b) At no later than 10:00 a.m., New York City time, on the third Business Day immediately preceding the Remarketing Date, the Company and the SQUARZ Agent shall notify the Remarketing Agent of the aggregate principal amount of the Notes (whether included as a component of SQUARZ or Separate Notes) that will participate in the Remarketing (the "Participating Notes"), and the Company shall also give a written notice to the Remarketing Agent as to whether or not there is any limitation under applicable law on the Reset Rate on the Notes, and, if so, the maximum permissible Reset Rate. On the Business Day immediately preceding the Remarketing Date, the Collateral Agent and the

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SQUARZ Agent pursuant to the terms of the Pledge Agreement, will deliver for remarketing to the Remarketing Agent all Notes to be remarketed.

          (c) Subject to its receipt of the notice pursuant to Section 3(b) and other terms and conditions set forth herein, on the Remarketing Date, the Remarketing Agent shall use commercially reasonable efforts to remarket the Participating Notes with an interest rate equal to the Reset Rate at a price equal to 100.125% of the principal amount of such Notes, plus any accrued and unpaid interest. If, by 4:00 p.m., New York City time, on the Remarketing Date, the Remarketing Agent is unable to remarket all of the Participating Notes at a price of at least 100% of the principal amount of such Notes, plus any accrued and unpaid interest, a "Failed Remarketing" will have occurred. The SQUARZ Agent will give notice of a Failed Remarketing to the Company and all Holders of Notes and SQUARZ prior to the close of business on the Business Day following the Remarketing Date.

          (d) If all of the Participating Notes are sold for at least 100% of the principal amount of such Notes, plus accrued and unpaid interest (a "Successful Remarketing"), the proceeds from the Remarketing, shall initially be paid to the SQUARZ Agent, to be further paid to the Collateral Agent (to the extent such Notes were pledged as collateral), or paid to Holders who held Separate Notes pursuant to Section 6.2(e) of the SQUARZ Agreement and Section 4.6(a) of the Pledge Agreement.

          (e) By approximately 4:30 p.m., New York City time, on the Remarketing Date, so long as there has been a Successful Remarketing, the Remarketing Agent will advise:

                    (i) DTC, the Indenture Trustee, the SQUARZ Agent and the Company of the Reset Rate determined in the Remarketing and the number of Notes sold in the Remarketing;

                    (ii) each Person purchasing Notes in the Remarketing, or the appropriate DTC participant, of the Reset Rate (if applicable) and the number of Notes such Person is to purchase; and

                    (iii) each purchaser of Notes to give instructions to its DTC Participant to pay the purchase price on the settlement date in same day funds against delivery of the Notes purchased through the facilities of DTC.

          (f) If any Holder selling Notes in the Remarketing fails to deliver the Notes, the DTC participant of the selling Holder and of any other Person that was to have purchased Notes in the Remarketing may deliver to that other Person a number of Notes that is less than the number of Notes that otherwise was to be purchased by that Person. In that event, the number of Notes to be so delivered will be determined by such DTC participant, and delivery of the lesser number of Notes will constitute good delivery.

          (g) In the event of a Failed Remarketing, the Remarketing Agent shall promptly return the Participating Notes included in such Failed Remarketing to the SQUARZ Agent, to be further returned by the SQUARZ Agent pursuant to Section 6.2(f) of the SQUARZ Agreement, in the case of the Separate Notes, to their Holders, and in the case of

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the Pledged Notes, to the Collateral Agent to be held by the Collateral Agent in accordance with Section 4.6(b) of the Pledge Agreement.

          (h) The right of each Holder of SQUARZ or Separate Notes to have Notes included in any Remarketing shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing on the Remarketing Date pursuant to the terms of this Agreement, (ii) the Remarketing Agent is able to find a purchaser or purchasers for the Participating Notes at a Reset Rate such that the then current aggregate market value of the Participating Notes is equal to at least 100% of the principal amount of such Notes, plus any accrued and unpaid interest, and (iii) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

          Section 4. Fees.

          In the event of a Successful Remarketing, the Remarketing Agent shall be entitled to a remarketing fee (the "Remarketing Fee") from the proceeds received in connection with any such Remarketing equal to [__________].

          Section 5. Replacement and Resignation of Remarketing Agent.

          (a) The Company may in its absolute discretion replace [ ] as the Remarketing Agent by giving notice prior to 3:00 p.m., New York City time on the [eleventh] Business Day immediately prior to the Remarketing Date. Any such replacement shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent. Upon providing such notice, the Company shall use all reasonable efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

          (b)  [             ] may indicate, at any time, its wish to resign and
be discharged from its duties and obligations hereunder as the Remarketing Agent by giving notice prior to 3:00 p.m., New York City time on the [eleventh] Business Day immediately prior to the Remarketing Date; provided that any such resignation shall not become effective until the Company shall have appointed a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent and such successor and the Company shall have entered into a remarketing agreement. Upon receiving notice from the Remarketing Agent that it wishes to resign hereunder, the Company shall appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable.

          (c) The Company shall give the SQUARZ Agent and the Indenture Trustee prompt written notice of any replacement of the Remarketing Agent pursuant to this section.

          Section 6. Dealing in the Securities.

          The Remarketing Agent, when acting hereunder or when acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Notes, SQUARZ, Stripped SQUARZ or any other securities of the Company. With respect to any Notes, SQUARZ, Stripped SQUARZ or any other securities of the Company

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owned by it, the Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

          The Company or its affiliates may, to the extent permitted by law, purchase any Notes that are remarketed by any Remarketing Agent.

          Section 7. Registration Statement and Prospectus.

          (a) In connection with any Remarketing to occur on the Remarketing Date, if and to the extent required, in the view of counsel (which need not be an opinion) for each of the Remarketing Agent and the Company, by applicable law, regulations or interpretations in effect at the time of any such Remarketing Date, the Company shall use its reasonable efforts, if requested by the Remarketing Agent by notice to the Company at least [twenty-two] Business Days prior to the Remarketing Date, (i) (A) to have a registration statement relating to the Notes effective under the Securities Act and (B) to furnish a current preliminary prospectus and, if applicable, a current preliminary prospectus supplement (in such quantities as the Remarketing Agent may reasonably request), to be used by the Remarketing Agent in a Remarketing pursuant hereunder, in each case by a date that is no later than [seven] Business Days prior to the Remarketing Date (or at such earlier date as the Remarketing Agent may reasonably request), and (ii) if requested by the Remarketing Agent, shall furnish a current final prospectus and, if applicable, a final prospectus supplement, to be used by the Remarketing Agent in the Remarketing pursuant hereunder, by a date that is no later than [five] Business Days prior to the Remarketing Date in the case of a Remarketing to occur on the Remarketing Date (or at such earlier date as the Remarketing Agent may reasonably request). The Company shall pay all reasonable expenses relating thereto.

          (b) If in connection with any Remarketing, it shall not be possible, in the view of counsel (which need not be an opinion) for each of the Remarketing Agent and the Company, under applicable law, regulations or interpretations in effect as of the Remarketing Date, to register the offer and sale by the Company of the Notes under the Securities Act as otherwise contemplated by this Section 6, or the Company determines at least 28 days before the Remarketing Date and notifies the Remarketing Agent promptly after such determination that the Remarketing shall be by means of an offer and sale exempt from registration under the Securities Act, the Company (i) shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to permit and effectuate the offer and sale of the Notes in connection with any Remarketing pursuant hereunder without registration under the Securities Act pursuant to an exemption therefrom, if available, including the exemption afforded by Rule 144A under the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission, (ii) if requested by the Remarketing Agent by notice to the Company at least [seventeen] Business Days prior to the Remarketing Date, shall furnish a current preliminary remarketing memorandum and a current final remarketing memorandum (in such quantities as the Remarketing Agent may reasonably request) to be used by the Remarketing Agent in any Remarketing pursuant hereunder, in each case by a date that is not later than [seven] Business

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Days prior to the Remarketing Date (or such earlier date as the Remarketing
Agent may reasonably request). The Company shall pay all expenses relating thereto.

          (c) The Company shall also take all such actions as may (upon advice of counsel to the Company or the Remarketing Agent) be necessary or desirable under state securities or blue sky laws in connection with any Remarketing.

          Section 8. Conditions to the Remarketing Agent's Obligations.

          (a) The obligations of the Remarketing Agent under this Agreement shall be subject to the terms and conditions hereunder, including, without limitation, the following conditions: (i) the Remarketing Agent is able to find a purchaser or purchasers for the Participating Notes at a price not less than 100% of the principal amount of such Notes plus accrued and unpaid interest,
(ii) the SQUARZ Agent, the Collateral Agent, the Company and the Trustee shall have performed, in all material respects, their respective obligations in connection with any Remarketing hereunder and pursuant to the SQUARZ Agreement, the Pledge Agreement and the Indenture (including, without limitation, the SQUARZ Agent's and the Company's giving the Remarketing Agent notice of the aggregate principal amount of the Participating Notes no later than 10:00 a.m., New York City time, on the third Business Day preceding the Remarketing Date pursuant to Section 3(b) and concurrently delivering the Notes to be remarketed to the Remarketing Agent), (iii) no Event of Default (as defined in the Indenture) shall have occurred and be continuing, (iv) the accuracy, in all material respects, of the representations and warranties of the Company included in this Agreement or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions included in this Agreement,
(v) the performance by the Company, in all material respects, of its covenants and other obligations included herein, and (vi) the satisfaction of the other conditions set forth in this Agreement.

          (b) If at any time during the term of this Agreement, any Event of Default or event that with the passage of time or the giving of notice or both would become an Event of Default has occurred and is continuing under the Indenture, then the obligations and duties of the Remarketing Agent under this Agreement shall be suspended until such default or event has been cured. The Company will promptly give the Remarketing Agent notice of all such defaults and events of which the Company is aware.

          Section 9. Termination of Remarketing Agreement.

          This Agreement shall terminate as to any Remarketing Agent that is replaced on the effective date of its replacement pursuant to Section 5(a) hereof or pursuant to Section 5(b) hereof. Notwithstanding the foregoing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full; provided, however, that if any Remarketing Agent resigns, then the obligations set forth in Section 4 hereof shall not survive the termination of this Agreement and no fee shall be payable to such Remarketing Agent in such capacity. In addition, each former Remarketing Agent shall be entitled to the rights and benefits under Sections 10 and 11 of this Agreement notwithstanding the replacement or resignation of such Remarketing Agent.

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          Section 10. Remarketing Agent's Performance; Duty of Care.

          The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions hereunder. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement. In the absence of a judicial determination of willful misconduct, bad faith or gross negligence on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it which purports to conform to the requirements hereunder as to the truth of the statements expressed therein. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to be signed, presented or made by the proper party or parties. The Remarketing Agent shall not have any obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon timely written notice from the Company pursuant to Section 3(b) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent shall not incur any liability under this Agreement to any beneficial owner or holder of Notes, or other securities, either in its individual capacity or as Remarketing Agent, as the case may be, for any action or failure to act in connection with the Remarketing or otherwise in connection with the transactions contemplated by this Agreement, except to the extent that such liability has, by judicial determination, resulted from the negligence or willful misconduct of the Remarketing Agent or by its failure to fulfill its express obligations hereunder. The obligations of the Remarketing Agent regarding the proceeds of Remarketing in the case of a Successful Remarketing or to return the Participating Notes in a Failed Remarketing shall be satisfied as long as the Remarketing Agent complies with Sections 3(d) or 3(g), as applicable, and the Remarketing Agent shall not be responsible for any action or lack of action on the part of the SQUARZ Agent, the Company or any other party thereafter. The provisions of this Section 10 shall survive any termination of this Agreement and shall also continue to apply to every Remarketing Agent notwithstanding its resignation or removal. The Remarketing Agent will act as the agent of the Holders, and not as the agent of the Company.

          Section 11. Indemnification.

          (a) The Company agrees to indemnify the Remarketing Agent for, and to hold it harmless from and against, any loss, liability or reasonable out-of-pocket expense (other than any such loss, liability or out-of-pocket expense arising from a claim or action brought against the Remarketing Agent by the Company) incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of its powers and duties under this Agreement, including the reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) of defending itself against any third party claim or liability in connection with the exercise or performance of such powers and duties or collecting such amounts. The Remarketing Agent shall promptly notify the Company of any third party claim which may give rise to the indemnity hereunder and give the Company the opportunity to participate in the defense of such claim with counsel reasonably satisfactory to the indemnified party, and no such claim shall be settled without the written consent of the Company, which consent shall not be unreasonably withheld.

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          (b)  The Remarketing Agent agrees to indemnify the Company for, and to hold it harmless from and against, any loss, liability or reasonable out-of-pocket expense incurred by the Company that arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, final prospectus, preliminary remarketing memorandum, final marketing memorandum or blue-sky application prepared, in each case, in connection with a Remarketing, or (ii) omission or alleged omission to state in any such preliminary prospectus, final prospectus, preliminary remarketing memorandum, final marketing memorandum or blue-sky application, any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case of clause (i) and (ii) only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Remarketing Agent expressly for inclusion therein. The Company shall promptly notify the Remarketing Agent of any third party claim which may give rise to the indemnity hereunder and give the Company the opportunity to participate in the defense of such claim with counsel reasonably satisfactory to the indemnified party, and no such claim shall be settled without the written consent of the Remarketing
Agent, which consent shall not be unreasonably withheld.

          Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

          Section 13. Term of Agreement.

          (a) Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the Business Day immediately following the Remarketing Date, in the case of any Successful Remarketing held on any such date. Anything herein to the contrary notwithstanding, the provisions of the last two sentences of Section 9 hereof and the provisions of Sections 4, 10, 11 and 13(b) hereof shall survive any termination of this Agreement and remain in full force and effect; provided, however, that if any Remarketing Agent resigns, then the obligations set forth in Section 4 hereof shall not survive the termination of this Agreement and no fee shall be payable to such Remarketing Agent in such capacity.

          (b) All representations and warranties included in this Agreement or contained in certificates of officers of the Company submitted pursuant hereto or thereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent or any of their controlling persons, or by or on behalf of the Company or the SQUARZ Agent, and shall survive the Remarketing of the Notes.

          Section 14. Successors and Assigns.

          The rights and obligations of the Company and the SQUARZ Agent (both in its capacity as SQUARZ Agent and as attorney-in-fact) hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent, which consent shall not be unreasonably withheld. The rights and obligations of the

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Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, except that the Remarketing Agent shall have the right to appoint additional remarketing agents as provided herein. This Agreement shall inure to the benefit of and be binding upon the Company, the SQUARZ Agent and the Remarketing Agent and their respective successors and assigns and the other indemnified parties (set forth in Section
11 hereof) and the successors, assigns, heirs and legal representatives of such indemnified parties. The terms "successors" and "assigns" shall not include any purchaser of Notes merely because of such purchase.

          Section 15. Headings.

          Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

          Section 16. Severability.

          If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement, as the case may be, invalid, inoperative or unenforceable to any extent whatsoever.

          Section 17. Counterparts.

          This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

          Section 18. Amendments.

          This Agreement may be amended by any instrument in writing signed by the parties hereto.

          Section 19. Notices.

          Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone (but only with respect to communications between the Company and the Remarketing Agent) or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, Nebraska 68131,
Attention: Marc D. Hamburg, Vice President and Chief Financial Officer; if to the

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Remarketing Agent, to [            ]; and if to the SQUARZ Agent, to The Bank of
New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the others in writing.

          Section 20. Information.

          The Company agrees to furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated by this Remarketing Agreement, and if the Remarketing is effected pursuant to a registration statement in accordance with Section 7 hereof, make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and cause the Company's officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such person in connection with such investigation; provided that if any such information is deemed by the Company to be confidential in nature, the Company may require the Remarketing Agent to enter into such confidentiality agreements as may be reasonably required to protect the confidential nature of such information.

          IN WITNESS WHEREOF, each of the Company, the SQUARZ Agent and the Remarketing Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized signatories as of the date first above written.

                                        BERKSHIRE HATHAWAY INC.


                                        By _____________________________________
                                           Name:
                                           Title:


                                        [Remarketing Agent]


                                        By: ____________________________________
                                            Name:
                                            Title:


CONFIRMED AND ACCEPTED:

THE BANK OF NEW YORK,
not individually but solely as SQUARZ
Agent and as attorney-in-fact for the
Holders of the SQUARZ and Notes


By: ________________________________
    Name:
    Title:

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